EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of February 1, 2019 (the “Effective Date”), is entered into between HARROW HEALTH, INC., a Delaware corporation (“Harrow”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and Mayfield Pharmaceuticals, Inc., a Nevada corporation (“Mayfield”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Harrow nor Mayfield shall be Affiliates of the other or the other’s Affiliates.

1.2 “Assets” means, collectively, (a) all Technology, (b) the Assigned Patent Rights, (c) the Assigned Know-How Rights, and (d) all compositions, formulations, samples, data and information specific to the Technology owned by Harrow as of the Effective Date; in each case, acquired from Elle by Harrow pursuant to the Elle APA.

1.3 “Assigned Know-How Rights” means all trade secret and other know-how rights acquired from Elle by Harrow pursuant to the Elle APA.

1.4 “Assigned Patent Rights” means, collectively, (a) all patents and patent applications (including provisional patent applications) acquired from Elle by Harrow pursuant to the Elle APA, including those listed on Schedule A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.5 “Confidential Information” means all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential, except that the Assets shall be the Confidential Information of both parties. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.

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1.6 “Dyspareunia Product” means any product, in any gel-based form or formulation, containing lidocaine as an active pharmaceutical ingredient with a concentration in the range of 3.18% to 4.40% for the treatment of dyspareunia.

1.7 “Elle” means Elle Pharmaceutical, LLC.

1.8 “Elle APA” means the Asset Purchase Agreement entered into between Elle and Harrow on or around the Effective Date, as amended or restated from time to time.

1.9 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.10 “Harrow Field” means drug products compounded or manufactured in compounding pharmacies or outsourcing facilities as defined and described in the Federal Food, Drug & Cosmetic Act (21 U.S.C §353a and 21 U.S.C. §353b).

1.11 “Licensee” means a Third Party to whom Mayfield or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Dyspareunia Products, provided such license has not expired or been terminated.

1.12 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.13 “Product Supported Patent Rights” means, collectively, (a) all patent applications hereafter filed anywhere in the world, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof; in each case that use or are supported by data or information derived from the development, manufacture or use of a Dyspareunia Product or otherwise from the exploitation of the Assets; provided, however, that Product Supported Patent Rights shall exclude the Assigned Patent Rights.

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1.14 “Technology” means, collectively, (a) Dyspareunia Product, (b) all compositions, components and formulations thereof, and (c) any and all methods of manufacture and uses of the foregoing.

1.15 “Third Party” means any Person other than Harrow, Mayfield or their respective Affiliates.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Mayfield hereby purchases from Harrow, and Harrow hereby sells, conveys, transfers and assigns to Mayfield, on the Effective Date, all of Harrow’ right, title and interest in and to the Assets. To the extent necessary to comply with applicable privacy laws, Harrow shall have the right to redact patient identifying information from any data or information transferred to Mayfield.

2.2 No Assumption of Liabilities. Mayfield shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Harrow which relate to Harrow’ ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Harrow shall remain responsible for such liabilities.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Mayfield evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

3. License Grants.

3.1 Grantback License.

3.1.1 Subject to the terms and conditions of this Agreement, Mayfield hereby grants to Harrow an exclusive (including with respect to Mayfield), irrevocable, perpetual, fully paid-up, royalty-free, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Assigned Patent Rights, the Product Supported Patent Rights, and the Assigned Know-How Rights for all purposes in the Harrow Field.

3.1.2 Harrow shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates.

3.2 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

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4. Representations and Warranties.

4.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

4.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

4.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

4.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

4.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

4.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ASSETS OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE ASSETS ARE PROVIDED “AS IS.”

5. Financial Terms. As a condition precedent to the effect of this Agreement, Mayfield shall enter into a written agreement with Elle, pursuant to which Mayfield shall pay certain amounts to Elle on terms and conditions to be mutually agreed by Mayfield and Elle.

6. Post-Effective Date Covenants.

6.1 Mayfield Covenants.

6.1.1 Mayfield shall use commercially reasonable efforts (whether alone or with or through its Licensees or its or their respective Affiliates) to research, develop and commercialize Dyspareunia Product.

6.1.2 Mayfield shall complete the closing of equity financing(s) of Mayfield with net proceeds received by Mayfield of not less than ten million dollars ($10,000,000) by June 1, 2020.

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6.1.3 Mayfield shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Harrow.

6.1.4 Mayfield shall enter into a stock issuance agreement with Elle dated as of the Effective Date and shall issue to Elle certain shares of common stock of Mayfield to Elle pursuant to, and on the terms and conditions of, such stock issuance agreement.

6.2 Harrow Covenants.

6.2.1 Within thirty (30) days after the Effective Date, Harrow shall transfer to Mayfield all tangible embodiments of the Technology in the possession and control of Harrow.

6.2.2 Harrow shall provide cooperation reasonably requested by Mayfield in connection with Mayfield’s efforts to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Mayfield and executing and delivering all such further documents and instruments, in each case as reasonably requested by Mayfield regarding the Assets (including without limitation the Assigned Patent Rights).

6.2.3 If a New Drug Application for a Dyspareunia Product is filed by or on behalf of Mayfield and Mayfield (or its designee) receives all applicable marketing and pricing approvals from the FDA regarding such New Drug Application, then, commencing thirty (30) days after receipt by Harrow of Mayfield’s express written request, Harrow shall cease compounding pharmaceutical products for treatment of dyspareunia that contain the same active ingredient as contained in such Dyspareunia Product in concentrations between fifty percent (50%) and two hundred percent (200%) of the concentration of such active ingredient in such Dyspareunia Product (or, if there is more than one active ingredient contained in such Dyspareunia Product, then the same combination of active ingredients in concentrations between fifty percent (50%) and two hundred percent (200%) of the concentrations as contained in such Dyspareunia Product) until such time as Mayfield, its Licensees and its or their respective Affiliates (or their successors) cease for at least twelve (12) months bona fide development or commercialization of such Dyspareunia Product. Mayfield promptly shall notify Harrow in writing of any such cessation.

7. Indemnification.

7.1 Indemnification by Harrow. Subject to the provisions of this Section 7, Harrow shall indemnify, defend and hold harmless Mayfield, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Mayfield Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Mayfield Indemnitee to the extent arising out of:

7.1.1 any breach of the representations and warranties of Harrow set forth in this Agreement;

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7.1.2 any breach of any covenant or agreement of Harrow set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3 the ownership or exploitation of the Assets prior to the Effective Date.

7.2 Indemnification by Mayfield. Subject to the provisions of this Section 7, Mayfield shall indemnify and hold harmless Harrow, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Harrow Indemnitees”), from and against any and all Losses incurred or suffered by an Harrow Indemnitee to the extent arising out of:

7.2.1 any breach of the representations and warranties of Mayfield set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Mayfield set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3 the ownership or exploitation of the Assets after the Effective Date or the manufacture, use, sale or other exploitation of any Dyspareunia Product solely by Mayfield, its Licensees or their respective Affiliates or the use of any Dyspareunia Product by their customers.

7.3 Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8. Confidentiality.

8.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 8, each party shall maintain in confidence the Confidential Information of the other party except as expressly permitted herein, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, (sub)licensees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure by a party is authorized by this Agreement, prior to disclosure, such party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

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8.2 Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in in confidence in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted (sub)license under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3 Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment. Notwithstanding anything to the contrary herein, either party may disclose the terms and conditions of this Agreement to any Person with whom such party has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with such party.

8.4 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9. Term and Termination.

9.1 Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder, unless earlier terminated as set forth below.

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9.2 Termination.

9.2.1 If Mayfield, its Licensees, or their respective Affiliates (a) fail to use commercially reasonable efforts to develop and commercialize a Dyspareunia Product within the United States, or thereafter to use reasonable efforts to actively promote, market and sell such Dyspareunia Product within the United States, or (b) fail to file an Investigational New Drug Application in the United States for a Dyspareunia Product before the third (3rd) anniversary of the Effective Date, then Mayfield shall provide written notice thereof to Harrow and, unless the parties otherwise mutually agree in writing, Harrow shall have the right to terminate the Agreement effective immediately upon written notice of termination to Mayfield.

9.2.2 If Mayfield fails to receive net proceeds of the sale of its equity securities to Third Parties of at least ten million dollars ($10,000,000) in cash, whether individually or in the aggregate, by June 1, 2020, then (a) Mayfield promptly shall provide written thereof to Harrow and (b) Harrow shall have the right to terminate this Agreement immediately by providing Mayfield with written notice of termination within thirty (30) days after Mayfield’s notice described in clause (a).

9.2.3 In the event of the termination of this Agreement in accordance with this Section 9.2, Mayfield promptly shall re-assign the Assets to Harrow or its designee. Mayfield shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be reasonably necessary or appropriate in order to effectuate the foregoing.

9.3 Survival. Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such expiration. Without limiting the foregoing, Sections 3, 4.2, 5, 7, 8, 9.2.3, 9.3, and 10 shall survive any expiration or termination of this Agreement.

10. Miscellaneous.

10.1 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.2 SHALL LIMIT OR RESTRICT THE RIGHTS OR LIABILITIES OF EITHER PARTY UNDER SECTIONS 7 AND 8.

10.3 Residuals. Notwithstanding anything to the contrary in this Agreement, Harrow shall have the right to use any general knowledge, skills and experience and any information retained in the unaided memory of an individual employed or otherwise engaged by Harrow.

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10.4 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.4 shall be void.

10.5 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.6 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.7 Entire Agreement; Amendment. This Agreement, together with the Schedules hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.8 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.9 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Harrow:	Harrow Health, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

If to Mayfield:	Mayfield Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Executive Director

10.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Asset Purchase Agreement as of the Effective Date.

HARROW HEALTH, INC.

By:	/s/ Mark Baum
Name:	Mark Baum
Title:	Chief Executive Officer

Mayfield Pharmaceuticals, Inc.

By:	/s/ Andrew Boll
Name:	Andrew Boll
Title:	Executive Director

[Signature Page to Asset Purchase Agreement]

SCHEDULE A

Assigned Patent Rights

A-1